Exhibit 3.147

ARTICLES OF ORGANIZATION
OF
48 HIGH POINT ROAD, LLC

The undersigned, being at least 18 years of age and being authorized to execute and file these Articles of Organization, hereby certifies to the Maryland State Department of Assessments and Taxation that:

FIRST:                The name of the limited liability company (hereinafter referred to as the “Company”) is “48 High Point Road, LLC.”

SECOND:           The purpose for which the Company is formed is to engage in any lawful business permitted by the Maryland Limited Liability Company Act, as amended from time to time.

THIRD:               The address of the principal office of the Company in this State is 1422-A, Clarkview Road, Baltimore, Maryland 21209.

FOURTH:           The name and address of the resident agent of the Company are Resagent, Inc., Seven St. Paul Street, Suite 1900, Baltimore, Maryland 21202. Said resident agent is a Maryland corporation.

FIFTH:                The relations of the members of the Company and the affairs of the Company shall be governed by the Maryland Limited Liability Company Act, as amended from time to time. In addition, the members and the Company may enter into a written Operating Agreement to govern the affairs of the Company, which may be amended from time to time as set forth therein.

SIXTH:               Pursuant to Section 4A-401(a)(3) of the Maryland Limited Liability Company Act, no member of the Company shall be an agent of the Company solely by virtue of being a member, and no member shall have authority to act for the Company solely by virtue of being a member.

IN WITNESS WHEREOF, I have signed these Articles of Organization and acknowledged them to be my act this 3 rd day of May, 2010.

/S/ Robert B. Curran
Robert B. Curran
Organizer